Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of this 19th day of September, 2008, between Options Media Group Holdings, Inc. (the “Company”) and Daniel Lansman (the “Executive”).

WHEREAS, the Company desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to employ the Executive and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:

1.

Representations and Warranties.  The Executive hereby represents and warrants to the Company that he (i) is not subject to any written non-solicitation or non-competition agreement affecting his employment with the Company (other than any prior agreement with the Company), and(ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting his  employment with the Company (other than any prior agreement with the Company),

2.

Term of Employment.

(a)

Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company for a period commencing as of the date of this Agreement and ending on September 30, 2010  (such period, as it may be extended or renewed, the “Term”), unless sooner terminated in accordance with the provisions of Section 6.  The Term shall be automatically renewed for successive one-year terms unless notice of non renewal is given by either party at least 60 days’ prior to the end of the Term.

(b)

Continuing Effect.  Notwithstanding any termination of this Agreement, other than a termination by Executive for Good Reason or a termination by the Company without cause at the end of the Term or otherwise, the provisions of Sections 7 and 8 shall remain in full force and effect and the provisions of Section 8 shall be binding upon the legal representatives, successors and assigns of the Executive.

3.

Duties.

(a)

General Duties.  The Executive shall serve as the President of the Company, with duties, responsibilities and authority that are customary for such an executive.  The Executive’s primary responsibility will include performing services for 1 Touch Marketing, LLC, a subsidiary of the Company (“1 Touch”). The Executive shall also perform services for such subsidiaries of the Company as may be necessary. The Executive shall use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement competently, carefully and faithfully.  The Executive shall report to the Chief Executive Officer of the Company.

(b)

Devotion of Time.  Subject to the last sentence of this Section 3(b), the Executive shall devote all of his time, attention and energies during normal business hours (exclusive of vacation time referenced in Section 5(a) and of such normal holiday periods as have been established by the Company) to the affairs of the Company.  Notwithstanding the foregoing, nothing in this Agreement shall restrict the Executive from devoting time for the making of passive personal investments, the conduct of private business affairs and to educational and charitable and professional activities, provided that none of such activities, individually or in the aggregate, materially interferes with the performance of his duties and responsibilities hereunder or conflicts or competes with the interests of the Company.

(c)

Location of Office.  The Executive’s office shall be located at the principal office of the Company (currently Boca Raton, Florida), which office may be moved to another location in Miami-Dade, Broward or Palm Beach County, Florida. The Executive’s job responsibilities shall also include all business travel necessary to the performance of the job.

(d)

Adherence to Inside Information Policies.  The Executive acknowledges that the Company is publicly-held and, as a result, has implemented inside information policies designed to preclude its executives and those of its subsidiaries from violating the federal securities laws by trading on material, non-public information or passing such information on to others in breach of any duty owed to the Company, or any third party.  The Executive shall promptly execute any documents generally distributed by the Company to its employees requiring such employees to abide by its inside information policies.

4.

Compensation and Expenses.

(a)

Salary.  For the services to be rendered under this Agreement, the Company shall pay the Executive an annual salary of $240,000 (the “Base Salary”), payable in installments in accordance with the Company’s payroll practices.

(b)

Commissions.  As additional compensation to the Executive for his services in introducing customers to 1 Touch which result in sales by 1 Touch, the Company shall pay the Executive a 5% commission from all revenues received by the Company  from parties introduced to it by the Executive or which were prior customers of 1 Touch (which revenue will be calculated on a cash basis rather than an accrual basis), less reasonable expenses of 1 Touch directly related to the cost of goods sold, such as data costs, that 1 Touch in accordance with its customary practice for its other commissioned employees normally deducts from commissions.  The Executive shall not receive commissions from sales by other employees or sales agents of 1 Touch.  All commissions due to the Executive shall be paid to him within 15 days of the month following the receipt of any collections from sales, accompanied by a statement reflecting the basis of the calculation.

(c)

True-Up.

During the Term (and for a period of four (4) months following the termination of this Agreement), the Company may prepare true-up statements

(each, a “True-Up Statement”) for the current or preceding fiscal year.  The True-Up Statement shall reconcile the commissions previously paid to the Executive pursuant to Section 4(b) (“Commissions Paid”) and the amount of commissions actually due to the Executive (“Commissions Due”) with regard to the current or preceding fiscal year during the Term.  In the event that the Commissions Paid exceed the Commissions Due for any period, such excess shall either be (i) credited or offset against Commissions Due in a future period, or (ii) if the applicable period ends with the termination of this Agreement, refunded by the Executive to the Company within 10 days of the Executive’s receipt of the True-Up Statement. Notwithstanding the preceding, a True-Up Statement for the preceding fiscal year or the fourth quarter of the preceding fiscal year will only be given effect if delivered to the Executive within the later of (i) five (5) days following receipt of the Company’s audit for such preceding fiscal year or (ii) the filing with the Securities and Exchange Commission of the Company’s From 10-K for such preceding fiscal year. The True-Up Statement shall be deemed final and binding on the Company and the Executive, absent manifest error.

(d)

Performance Bonus.  The Company shall pay the Executive a bonus for the period between the Closing Date and December 31, 2008, for each calendar quarter 3-month period thereafter ending with the expiration of the Term (the “Performance Bonus”) based upon 1 Touch’s earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Performance Bonus will be 2.5% of any amount of EBITDA, as long as EBITDA is at least $187,500 per calendar quarter (which shall be pro rated for any period less than 3 months).  If the note outstanding to GRQ Consultants, Inc. is in default and any of 1 Touch’s assets securing such loan are used to satisfy the debt and 1 Touch’s EBITDA is impacted by the loss of such assets, then 1 Touch shall be deemed to have met such EBITDA milestone and Executive shall be entitled to receive the performance bonus set forth herein. All expenses of 1 Touch that are in accordance with a pre approved budget by Executive shall be included in calculating EBITDA. The Performance Bonus will be paid quarterly on or before the five days after the filing of the Company’s quarterly  report on Form 10-Q or annual report on Form 10-K , as applicable,  with the Securities and Exchange Commission. The amount of the 2008 Performance Bonus shall be based upon EBITDA solely for the period between the Closing date and December 31, 2008.

(e)

Provided, however, if the Executive’s employment is terminated, the prorated Performance Bonus, if any, shall be paid on or before five days after the Company files its next periodic report with the Securities and Exchange Commission. Any Performance Bonus payment will be subject to repayment if there are subsequent adjustments to the financial statements used in determining EBITDA.

(f)

Discretionary Bonus.  The Board or the Compensation Committee may award additional bonuses as it deems appropriate.

(g)

Expenses.  In addition to any compensation received pursuant to this Section 4, the Company will reimburse or advance funds to the Executive for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly provides a written accounting of such expenses to the Company in accordance with the Company’s practices.  Such reimbursement or advances will be made in accordance with policies and procedures of the Company in effect from time to time relating to reimbursement of, or advances to, executive officers.

5.

Benefits.

(a)

Vacation Time.  For each 12-month period during the Term, the Executive shall be entitled to four weeks of vacation time (prorated for the partial 12-month period) without loss of compensation or other benefits to which he is entitled under this Agreement, to be taken at such times as the Executive may select and the affairs of the Company may permit.  Vacation time shall not include sick leave, disability or holiday periods established by the Company. Any vacation not taken in one year shall not accrue provided that if vacation is not taken due to the Company’s business necessities, up to two weeks’ vacation may carry over to the subsequent year.

(b)

Employee Benefit Programs.  The Executive is entitled to participate in any pension, 401(k), profit sharing, group or individual insurance or other employee benefit plan that is maintained by the Company for its executives, including programs of life and medical insurance and reimbursement of membership fees in professional organizations; provided, however that the Executive shall be entitled to insurance coverage that is comparable in coverage to the insurance that he currently has and the Company shall pay the cost of any insurance coverage for the Executive.

(c)

Car Allowance.  The Executive shall be entitled to receive a monthly car allowance of $400 per month and a monthly cell phone allowance of $200 for usage reimbursement.

6.

Termination.

(a)

Death or Disability.  Except as otherwise provided in this Agreement, this Agreement shall automatically terminate without act by any party upon the death or Disability of the Executive.  For purposes of this Section 6(a), “Disability” shall mean that for a period of 180 days in any 12-month period, the Executive is incapable of substantially fulfilling the duties set forth in Section 3 (which means full-time employment) because of physical, mental, or emotional incapacity, resulting from injury, sickness, or disease, as determined by the Executive’s physician (or his guardian).  In the event that Executive’s employment is terminated by reason of Executive’s death, the Company shall pay the following to the Executive: (i) any accrued but unpaid Base Salary for services rendered to the date of death plus three months base salary at the then current rate and accrued and unpaid vacation pay , (ii) any accrued but unpaid expenses required to be reimbursed under the Agreement, (iii) if applicable, any earned but unpaid Performance Bonuses (prorated to the date of death) and (iv) any commissions earned from customers introduced by Executive for a period of one year after such termination.  In the event that Executive’s employment is terminated by reason of Executive’s Disability, the Company shall pay the following to the Executive: (i) any accrued but unpaid Base Salary for services rendered to the date of death plus eighteen  months base salary at the then current rate and accrued and unpaid vacation pay, (ii) any accrued but unpaid expenses required to be reimbursed under the Agreement, (iii) if applicable, any earned but unpaid Performance Bonuses and (iv) any commissions earned from customers introduced by Executive for a period of one year after such termination.  Additionally, all stock options and any other derivative securities previously granted to the Executive shall thereupon become fully vested, and the Executive or his legally appointed guardian, as the case may be, shall have up to one year from the date of death or Disability to exercise all such previously granted options, provided that in no event shall any option or derivative security be exercisable beyond its term.  The Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no death or Disability.  Additionally, if the Executive’s employment is terminated because of death or Disability, any benefits to which the Executive may be entitled pursuant to Section 5(b) shall continue to be paid or provided by the Company, as the case may be, for one year in the case of death and eighteen months in the case of Disability, subject to the terms of any applicable plan or insurance contract.

(b)

Termination for Cause or Without Good Reason.  The Company may terminate the Executive’s employment pursuant to the terms of this Agreement at any time for Cause (as defined below) by giving the Executive written notice of termination.  Such termination shall become effective upon the giving of such notice.  Upon any such termination for Cause, or in the event the Executive terminates his employment with the Company without “Good Reason,” as defined below, then the Executive shall be entitled to (i) accrued and unpaid base salary and vacation pay through the date of termination (ii) any earned but unpaid Performance Bonuses and (iii) continued provision for one month after the date of termination of benefits under Section 5(b). For purposes of this Agreement, “Cause” shall mean and be limited to (i) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or its subsidiaries or which constitutes a felony in the jurisdiction involved; (ii) Executive's performance of any act or his failure to act, for which if he were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries, or which would constitute a felony in the jurisdiction involved would have occurred, (iii) Executive's breach of any of the representations, warranties or covenants set forth in this Agreement, or (iv) Executive's continuing, repeated, wilful failure or refusal to perform his duties required by this Agreement, provided that Executive shall have first received written notice from the Company stating with specificity the nature of such failure and refusal and affording Executive an opportunity, as soon as practicable, to correct the acts or omissions complained of.

(c)

Termination Without Cause or Termination for Good Reason.  The Executive may terminate, by written notice to the Company, the Executive’s employment at any time for “Good Reason,” as defined below, and in the event the Executive terminates this Agreement for Good Reason, the Company terminates the Executive without Cause, or the Company does not renew the Executive’s employment for an additional term after the expiration of the term of this Agreement then in any such  case, the Company shall pay the Executive at the time of termination an amount equal to (i) 18 months Base Salary, at the then current rate and accrued and unpaid vacation pay, (ii) continued benefits  under Section 5(b) for a period of 18 months from the date of termination, (iii) payment on  a pro rated basis of any bonus  or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of termination (iv) any earned and unpaid commissions through the date of termination as well as commissions based upon revenue derived from customers introduced by Executive during his employment for a period of one year after such termination and (v) all of the Executive’s remaining unvested options, if any, shall vest immediately upon such termination.  The term Good

Reason shall mean  (x) the assignment to the Executive of any duties inconsistent in any material respect with Executive’s position (including title changes and reporting requirements, authority, duties or responsibilities and relocation other than as set forth in Section  3  hereof or the Executive, with or without change in title or formal corporate action, no longer exercises substantially all of the duties and responsibilities and no longer possess substantially all of the authority set forth in Section 3 (unless the Executive has agreed to change in title and/or duties); (y) the Company fails to meet any of its obligation to Executive under this Agreement or any other agreement with Executive or (z) any “Change in Control” (as defined below) of the Company.  Provided, however, the Executive may not elect to resign for Good Reason under clauses (x) or (y) unless he has given the Company at least 30 days’ notice of the alleged noncompliance, and the Company has failed to cure the alleged noncompliance. The Executive shall have a period of 30 days following the occurrence of an event constituting Good Reason under clauses (x) and (y) above and a period of 90 days following an event constituting Good Reason under clause (z) above in which to exercise his right to terminate for Good Reason, or the Executive shall be deemed to have waived that particular Good Reason.   A “Change in Control” shall mean any of the following: (A) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other corporate reorganization are owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other corporate reorganization; (B) any entity or person not now a stockholder or an executive officer or director of the Company becomes either individually or as part of a group required to file a Schedule 13D or 13G with the Securities and Exchange Commission (“SEC”) the beneficial owner of 30% or more of the Company’s common stock; for this purpose, the terms “person” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or related rules promulgated by the SEC; (C) a sale of all or substantially all of the assets of the Company in a transaction requiring stockholder approval; (D) individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date of this Agreement appointed by a majority of the directors then comprising the Incumbent Board or whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such term is used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or (E) the Board, in its sole and absolute discretion, determines that there is a Change in Control of the Company.

(d)

Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986 (the “Code”)), and the benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be reduced (but not below zero) so that the “present value” (as defined in Section 280G(d)(4) or the like) of such total amounts and benefits received by Executive will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code. The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made initially by the Company in good faith. If a reduced benefit is provided hereunder in accordance with this Section 6(d) and through error or otherwise that payment, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.

7.

Non-Competition Agreement.

(a)

Competition with the Company.  Until termination of his employment and for a period of 18 months commencing on the date of termination, the Executive shall not, engage in a line of business in which the Company was engaged or had a formal plan to enter during the period of Executive’s employment with the Company provided, however that the terms of this provision shall not apply if the Executive terminates this Agreement for Good Reason or the Company terminates this Agreement without cause; provided, further, the foregoing shall not prohibit Executive from owning up to five percent of the securities of any publicly-traded enterprise as long as Executive is not a director, officer, consultant, employee, partner, joint venturer, manager, member of, or to such enterprise, or otherwise compensated for services rendered thereby.

(b)

Solicitation of Customers.  During the period in which the provisions of Section 7(a) shall be in effect, the Executive shall not solicit any customers of the Company with respect to products competitive with products being sold by the Company; provided, however that the terms of this provision shall not apply if the Executive terminates this Agreement for Good Reason or the Company terminates this Agreement without cause.

(c)

Solicitation of Employees. During the period in which the provisions of Section 7(a) shall be in effect, the Executive agrees that he shall not, directly or indirectly, request, recommend or advise any employee of the Company to terminate his or her employment with the Company, or solicit for employment or recommend to any third party the solicitation for employment of any person who, at the time of such solicitation, is employed by the Company or any of its subsidiaries and affiliates; provided, however that the terms of this provision shall not apply if the Executive terminates this Agreement for Good Reason or the Company terminates this Agreement without cause.

(d)

No Payment. The Executive acknowledges and agrees that no separate or additional payment will be required to be made to him in consideration of his undertakings in this Section 7, and confirms he has received adequate consideration for such undertakings.

(e)

References. References to the Company in this Section 7 shall include the Company’s subsidiaries and affiliates.

8.

Non-Disclosure of Confidential Information.

(a)

Confidential Information. For purposes of this Agreement, confidential information (“Confidential Information”) includes, but is not limited to, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Services or Products (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of Customers, vendors, and suppliers, subjects and databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, and Customer lists, Customer information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, Customers and former Customers. In addition, Confidential Information also includes Customers and the identity of and telephone numbers, e-mail addresses and other addresses of executives or agents of Customers who are the persons with whom the Company’s executives, officers, employees, and agents communicate in the ordinary course of business.  Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates.  For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is obtained by the Executive in writing from a third party who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality.  As used herein, the term the term “Services” and “Products” shall include all services or products for which the Company or any of its subsidiaries developed any trade secrets (as defined under Florida law and the Uniform Trade Secrets Act) and/or owned a beneficial interest in any patent or patent pending during the term of Executive’s employment or applied for a patent (including a provisional patent) within 12 months after termination.

(b)

Legitimate Business Interests.  The Executive recognizes that the Company has legitimate business interests to protect and as a consequence, the Executive agrees to the restrictions contained in this Agreement because they further the Company’s legitimate business interests.  These legitimate business interests include, but are not limited to (i) trade secrets, (ii) valuable confidential business, technical, and/or or professional information that otherwise does not qualify as trade secrets, including, but not limited to, all Confidential Information; (iii) substantial, significant, or key, relationships with specific prospective or existing Customers, subjects, vendors or suppliers; (iv) Customer goodwill associated with the Company’s business; and (v) specialized training relating to the Company’s technology, methods, operations and procedures.

(c)

Confidentiality. Following termination of employment, the Confidential Information shall be held by the Executive in the strictest confidence and shall not, without the prior express written consent of the Company, be disclosed to any person other than in connection with the Executive’s employment by the Company or as required by court order.  Provided, however, with respect to a court order, the Executive shall have given prior notice to the Company to the extent practicable.  The Executive further acknowledges that such Confidential Information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset.  The Executive shall exercise all due and diligent precautions to protect the integrity of the Company’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise.  The Executive shall not copy any Confidential Information except to the extent necessary to his employment nor remove any Confidential Information or copies thereof from the Company’s premises except to the extent necessary to his  employment and then only with the authorization of an executive officer of the Company (excluding the Executive).  All records, files, materials and other Confidential Information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company, its Customers, or subjects, as the case may be.  The Executive shall not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Company (excluding the Executive). The provisions of this Section 8 shall survive the Executive’s employment hereunder except in the case of a termination by the Executive for Good Reason or by the Company without cause,

9.

Equitable Relief.

(a)

The Company and the Executive recognize that the services to be rendered under this Agreement by the Executive are special, unique and of extraordinary character, and that in the event of the breach by the Executive of the terms and conditions of this Agreement or if the Executive, without the prior express consent of the Board of Directors of the Company, shall leave his employment for any reason other than a termination by the Executive for Good Reason or by the Company  without cause, and take any action in violation of Section 7 and/or Section 8, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction referred to in Section 9(b) below, to enjoin the Executive from breaching the provisions of Section 7 and/or Section 8.  In such action, the Company shall not be required to plead or prove irreparable harm or lack of an adequate remedy at law or post a bond or any security.

(b)

Any action must be commenced in Palm Beach County, Florida.  The Executive and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts.  The Executive and the Company irrevocably waive any objection that they now have or hereafter irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Final judgment against the Executive or the Company in any such suit shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any liability of the Executive or the Company therein described, or by appropriate proceedings under any applicable treaty or otherwise.

10.

Assignability.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the securities or assets and business of the Company.  The Executive’s obligations hereunder may not be assigned or alienated and any attempt to do so by the Executive will be void.

11.

Severability.

(a)

The Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof.  Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Executive and the Company that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the Executive’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(b)

If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provisions were not included.

12.

Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, or next business day delivery, or by facsimile delivery (in which event a copy shall immediately be sent by Federal Express or similar receipted delivery), as follows:

To the Company:	Options Media Group Holdings, Inc. 595 S. Federal Highway, Suite 600 Boca Raton, Florida 33432 Facsimile: (561) 544-2481 Attention: Mr. Scott Frohman

With a Copy to:	Harris Cramer LLP

1555 Palm Beach Lakes Blvd. Suite 310 West Palm Beach, FL 33401 Facsimile (561) 659-0701 Attention: Michael D. Harris, Esq.

To the Executive:	Mr. Daniel Lansman 123 NW 13th Street, Suite 300 Boca Raton, FL 33432 Facsimile: (561) 892-2618

or to such other address or facsimile number, as either of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.

13.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

14.

Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

15.

Governing Law.  This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

16.

Entire Agreement.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

17.

Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

18.

Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

19.

Arbitration.  Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Palm Beach County, Florida (unless the parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect.  In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators.  The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

20.

Sarbanes-Oxley Act of 2002.  In the event the Executive or the Company is the subject of an investigation (whether criminal, civil, or administrative) involving possible violations of the United States federal securities laws by the Executive, the Compensation Committee may, in its sole discretion, direct the Company to withhold any and all payments to the Executive (whether compensation or otherwise) which would have otherwise been made pursuant to this Agreement or otherwise would have been paid or payable by the Compensation Committee or the Company, which the Compensation Committee believes, in its sole discretion, may or could be considered an “extraordinary payment” and therefore at risk and potentially subject to, the provisions of Section 1103 of the Sarbanes-Oxley Act of 2002 (including, but not limited to, any severance payments made to the Executive upon termination of employment) until such time as the investigation is concluded without charges having been brought or until the successful conclusion of any legal proceedings brought in connection with charges having been brought, with such amounts as directed by the Compensation Committee to be withheld with or without the accruing of interest (and if with interest the rate thereof). Except by an admission of wrongdoing or the final adjudication by a court or administrative agency finding the Executive liable for or guilty of violating any of the federal securities laws, rules or regulations, the Compensation Committee shall release to the Executive such compensation or other payments. Notwithstanding the exclusion caused by the first clause of the prior sentence, the Executive shall receive such payments if provided for by a court or other administrative order.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date and year first above written.

OPTIONS MEDIA GROUP HOLDINGS, INC.

By:
Scott Frohman, Chief Executive Officer

Executive:

Daniel Lansman